Exhibit 99.2

CONSENT OF ETHAN J. HERSHMAN

I consent to the use of my name as a director nominee in the section “Management” in the Registration Statement to be filed by Phillips Edison–ARC Shopping Center REIT Inc. on Form S-11 and the related Prospectus and any amendments thereto.

Dated: December 26, 2009

/s/ Ethan J. Hershman
Name: Ethan J. Hershman